Exhibit 4.7

This Third Supplemental Indenture, dated as of May 2, 2025 (this “Supplemental Indenture”), among MPFS, S. de R.L. de C.V., limited liability company incorporated under the laws of Mexico (the “Additional Subsidiary Guarantor”), MercadoLibre, Inc., a Delaware Corporation (together with its successors and assigns, the “Company”) and The Bank of New York Mellon, as Trustee under the Indenture referred to below.
W I T N E S S E T H:
        WHEREAS, the Company, the Trustee and the Subsidiary Guarantors named therein (each a “Subsidiary Guarantor” and together the “Subsidiary Guarantors”) have heretofore executed and delivered an Indenture, dated as of January 14, 2021 (the “Base Indenture,” and as amended and supplemented by the First Supplemental Indenture, dated as of January 14, 2021 and the Second Supplemental Indenture, dated as of October 27, 2021, the “Indenture”), providing for the issuance of $700,000,000 aggregate principal amount of the Company’s 3.125% Notes due 2031 of the Company and of $400,000,000 aggregate principal amount of the Company’s 2.375% Sustainability Notes due 2026 of the Company (collectively, the “Notes”); and
        WHEREAS, pursuant to Section 10.1 of the Base Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture to supplement the Indenture, without the consent of any Holder;
        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Additional Subsidiary Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Defined Terms. Unless otherwise defined in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.
ARTICLE II
AGREEMENT TO BE BOUND; GUARANTEE
        Section 2.1    Agreement to be Bound. The Additional Subsidiary Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The Additional Subsidiary Guarantor hereby agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.
        Section 2.2    Note Guarantees.
(a)The Additional Subsidiary Guarantor hereby fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that (i) the principal of, premium on, if any, and interest, if any, on, the Notes and all other amounts payable by the Company under the Indenture will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder (such guaranteed obligations, the “Guaranteed Obligations”) will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.
(b)Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Additional Subsidiary Guarantor, together with the Subsidiary Guarantors, will be obligated to pay the same immediately. The Additional Subsidiary Guarantor agrees that its Note Guarantee is a guarantee of payment and not a guarantee of collection.
(c)The Additional Subsidiary Guarantor hereby agrees that its obligations under its Note Guarantee are unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes or the Trustee with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of such Subsidiary Guarantor. The Additional Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Note Guarantee will not be discharged with respect to the Notes except by complete performance of the obligations contained in the Notes and the Indenture.
(d)If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar officer acting in relation to either the Company or the Subsidiary Guarantors, any amount paid either to the Trustee or such Holder, each Subsidiary Guarantor’s Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
(e)The Additional Subsidiary Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders with respect to the Notes in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby with respect to the Notes. The Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VII of the Base Indenture for the purposes of the Subsidiary Guarantors’ Note Guarantees, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VII of the Base Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by any Subsidiary Guarantor for the purpose of such Subsidiary Guarantor’s Note Guarantee.
(f)The Additional Subsidiary Guarantors further expressly waives irrevocably and unconditionally:
(i)    Any right it may have to first require any Holder to proceed against, initiate any actions before a court of law or any other judge or authority, or enforce any other rights or security or claim payment from the Company or any other Person (including any Subsidiary Guarantor or any other guarantor) before claiming from it under this Indenture;
(ii)    Any rights to the benefits of orden, excusión, división, quita and espera arising from Articles 2814, 2815, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2826, 2837, 2839, 2840, 2845, 2846, 2847 and any other related or applicable Articles that are not explicitly set forth herein because of the Subsidiary Guarantor’s knowledge thereof, of the Código Civil Federal of Mexico and the Código Civil of each State of the Mexican Republic and for the Federal District of Mexico;
(iii)    Any right to which it may be entitled to have the assets of the Company or any other Person (including any Subsidiary Guarantor or any other guarantor) first be used, applied or depleted as payment of the Company’s or the Additional Subsidiary Guarantors’ obligations hereunder, prior to any amount being claimed from or paid by the Additional Subsidiary Guarantors hereunder; and
(iv)    Any right to which it may be entitled to have claims hereunder divided among the Subsidiary Guarantors and the Additional Subsidiary Guarantor.
        Section 2.3    Limitation on Liability; Termination, Release and Discharge.
(a)The Additional Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirm that it is the intention of all such parties that the Guarantee of the Additional Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Additional Subsidiary Guarantor hereby irrevocably agree that the obligations of the Additional Subsidiary Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Additional Subsidiary Guarantor that are relevant under such laws, result in the obligations of the Additional Subsidiary Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance.
(b)The Note Guarantee of an Additional Subsidiary Guarantor shall be automatically and unconditionally released and discharged and shall thereupon terminate and be of no further force and effect, and no further action by such Additional Subsidiary Guarantor, the Company or the Trustee is required for the release of such Additional Subsidiary Guarantor’s Note Guarantee upon:
(1)the sale, exchange, disposition or other transfer (including by way of consolidation or merger) of the Additional Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Additional Subsidiary Guarantor (other than to the Company or a Subsidiary) otherwise permitted by the Indenture;
(2)a Legal Defeasance or a Covenant Defeasance of the Notes pursuant to Article IX of the Base Indenture;
(3)a satisfaction and discharge of this Indenture pursuant to Section 9.5 of the Base Indenture;
(4)the release or discharge of the Note Guarantee by such Additional Subsidiary Guarantor of the Triggering Indebtedness or the repayment of the Triggering Indebtedness, in each case, that resulted in the obligation of such Subsidiary to become a Subsidiary Guarantor; or
(5)such Additional Subsidiary Guarantor becoming an Excluded Subsidiary or ceasing to be a Subsidiary;
provided, in each case, such transactions are carried out pursuant to and in accordance with all applicable covenants and provisions thereof. At the option of the Company, the release of a Subsidiary Guarantor may be evidenced by the delivery of an Officer's Certificate to the Trustee.
        Section 2.4    Right of Contribution. If the Additional Subsidiary Guarantor makes a payment or distribution under its Note Guarantee, it will be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount, based on the net assets of each Subsidiary Guarantor and the Additional Subsidiary Guarantor determined in accordance with GAAP. The provisions of this Section 2.4 shall in no respect limit the obligations and liabilities of the Additional Subsidiary Guarantor to the Trustee and the Holders and the Additional Subsidiary Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by the Additional Subsidiary Guarantor hereunder.

        Section 2.5    No Subrogation. The Additional Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations until payment in full in cash or Cash Equivalents of all Guaranteed Obligations. If any amount shall be paid to the Additional Subsidiary Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full in cash or Cash Equivalents, such amount shall be held by the Additional Subsidiary Guarantor in trust for the Trustee and the Holders, segregated from other funds of the Additional Subsidiary Guarantor, and shall, forthwith upon receipt by the Additional Subsidiary Guarantor, be turned over to the Trustee in the exact form received by the Additional Subsidiary Guarantor (duly endorsed by the Additional Subsidiary Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.
ARTICLE III
MISCELLANEOUS
        Section 3.1    Notices. Any notice or communication delivered to the Company under the provisions of the Indenture shall constitute notice to the Additional Subsidiary Guarantor.
        Section 3.2    Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
        Section 3.3    Governing Law, etc. This Supplemental Indenture shall be governed by the provisions set forth in Section 11.10 of the Base Indenture.
        Section 3.4    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
        Section 3.5    Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.
        Section 3.6    Duplicate and Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. One signed copy is enough to prove this Supplemental Indenture. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page of this Supplemental Indenture by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.
        Section 3.7    Headings. The headings of the Articles and Sections in this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered as a part hereof and shall not modify or restrict any of the terms or provisions hereof.
        Section 3.8    The Trustee. The recitals in this Supplemental Indenture are made by the Company and the Additional Subsidiary Guarantor only and not by the Trustee, and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full. The Trustee makes no representations or warranties as to the correctness of the recitals contained herein, which shall be taken as statements of the Company, or the validity or sufficiency of this Supplemental Indenture and the Trustee shall not be accountable or responsible for or with respect to nor shall the Trustee have any responsibility for provisions thereof.

The Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture and perform its obligations hereunder.
IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MERCADOLIBRE, INC.
By:
Name: Jacobo Cohen Imach
Title: Authorized Officer

MPFS, S. de R.L. de C.V., as Additional Subsidiary Guarantor
By:
Name: Jacobo Cohen Imach
Title: Attorney in fact

By:
Name: Martin de los Santos
Title: Attorney in fact

THE BANK OF NEW YORK MELLON, as Trustee
By:
Name:
Title: